Exhibit 12

           INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

     Schedule of Computation of Ratio of Earnings to Fixed Charges
                               (unaudited)

                         (dollars in thousands)



                                                  THREE MONTHS ENDED
                                                  May 31,     May 31,
                                                    1995        1994

Earnings before income taxes                      $ 7,022    $ 5,062
Plus: Fixed charges (1)                             7,988      6,010
Less: Capitalized interest                            (44)       (78)

Earnings available to cover
  fixed charges                                   $14,966    $10,994

Ratio of earnings to
  fixed charges                                      1.87       1.83


(1) Fixed charges consisted of the following:

                                                  THREE MONTHS ENDED
                                                  May 31,     May 31,
                                                    1995        1994

Interest expense, gross                          $ 5,547     $ 3,695
Rentals (1/3)                                      2,441       2,315
  Total fixed charges                            $ 7,988     $ 6,010